Exhibit 10.4

AMENDED AND RESTATED LETTER AGREEMENT

January 31, 2023

Reference is made to that certain letter agreement dated June 7, 2022, by and between Western Digital Corporation (“Western Digital” or “WDC”) and Elliott Investment Management L.P. (“Elliott”) (the “Original Agreement”, a copy of which is attached hereto as Exhibit 1). Western Digital and Elliott are each referred to herein as a “Party” and collectively as the “Parties.” Accordingly, in consideration of the mutual promises contained herein and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, from and after the Effective Date (as defined below) to amend and restate the Original Agreement in its entirety, as follows (as amended and restated herein, this “Agreement”):

1.	Elliott agrees, on behalf of itself and its affiliates, that during the Standstill Period, neither it nor its controlling and controlled (and under common control) affiliates shall, in any manner:

(a)

acquire, offer or seek to acquire, agree to acquire or make a public proposal to acquire, by purchase or otherwise, beneficial ownership of any Company Securities, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments with respect to such Company Securities (but in any case other than (i) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Company Securities, (ii) pursuant to the Specified Exceptions, (iii) pursuant to or in connection with (A) an acquisition of Company Securities from another Investor Party or one of its affiliates or (B) a Permitted Loan, and (iv) as a result of the acquisition by any Elliott Director of any Company Securities pursuant to (A) the grant or vesting of any equity compensation awards granted by WDC to any Elliott Director, or (B) the exercise of any stock options, restricted stock units, or similar awards relating to any Company Securities granted by WDC to any Elliott Director);

(b)

make or in any way participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the Securities and Exchange Commission, to vote any voting securities of WDC or call or seek to call a meeting of WDC’s stockholders or initiate any stockholder proposal or referendum of WDC’s stockholders, or seek election to or to place a representative on the Board (other than pursuant to this Agreement) or seek the removal of any director from the Board;

(c)

propose, offer, seek or indicate an interest in (in each case, with or without conditions) any merger or business combination, tender or exchange offer, recapitalization, reorganization or purchase of a material portion of the assets, properties or securities of WDC or any subsidiary, or any other extraordinary transaction involving WDC or any subsidiary or any of their respective securities, or enter into any negotiations, arrangements, understandings or agreements (whether written or oral) with any other person (other than its affiliates or its or their respective Representatives) regarding any of the foregoing;

(d)

make any public proposal with respect to (i) any change in the number, term or identity of directors of WDC or the filling of any vacancies on the Board (other than as provided under this Agreement), (ii) any change in the capitalization, capital allocation policy or dividend policy of WDC or sale, spin-off, split-off or other similar separation of one or more business units, (iii) any other change to the Board or WDC’s management or corporate or governance structure, (iv) any waiver, amendment or modification to WDC’s certificate of incorporation and bylaws, each as amended to the date of this Agreement, (v) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (vi) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(e)	make any public proposal or statement of inquiry or publicly disclose any intention, plan or arrangement consistent with the foregoing;

(f)

enter into any negotiations, arrangements or understandings with any Third Party (including security holders of WDC, but excluding, for the avoidance of doubt, any Investor Parties) to take any action Elliott and its affiliates are prohibited from taking pursuant to this paragraph 1, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any Third Party with respect to any of the foregoing;

(g)

request WDC or any of its Representatives to amend or waive any provision of this paragraph 1, provided that this clause shall not prohibit the Investor Parties from privately making a request to WDC seeking an amendment or waiver of the provisions of this paragraph 1, which WDC may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by WDC; or

(h)	contest the validity of this paragraph 1 or make, initiate, take or participate in any Action to amend, waive or terminate any provision of this paragraph 1;

provided, however, that nothing in this paragraph 1 will limit (1) the Investor Parties’ ability to vote, Transfer (as such term is defined in, and subject to Section 5.06 of, the Investment Agreement), convert (subject to Section 8 of the Certificate of Designations), purchase Proposed Securities (subject to Section 5.15 of the Investment Agreement) or otherwise exercise rights under, its Common Stock or Preferred Stock, or (2) the ability of any Elliott Director to vote or otherwise exercise its fiduciary duties or otherwise act in its capacity as a member of the Board; provided, further that notwithstanding anything to the contrary in this paragraph 1, Elliott and its affiliates may at any time communicate privately with WDC’s directors, officers or advisors, or privately submit to the Board one or more proposals or offers for a transaction (including a transaction that, if consummated, would result in a Fundamental Change), so long as, in each case, such communications and submissions are not intended to, and would not reasonably be expected to, require any public disclosure by WDC of such communications or submissions, as applicable.

In addition, notwithstanding anything in this Agreement to the contrary, following the Closing, Elliott may not directly or indirectly acquire beneficial ownership of any additional shares of Common Stock or any other Company Securities (including, without limitation, pursuant to the exchange or conversion of any Company Securities), other than (x) the acquisition of shares of Common Stock issuable upon conversion of the Preferred Stock, (y) the purchase, exercise or settlement at any time of any options, derivative securities or Hedging Arrangements, in each case that are cash-settled or (z) the exercise of the Investor Parties’ rights pursuant to Section 5.15 of the Investment Agreement (such exceptions set forth in clauses (x) through (z), collectively, the “Specified Exceptions”), until the twelve (12)-month anniversary of the Closing; provided that, if WDC enters into a definitive agreement to spin-off or split-off (including pursuant to the Spin-Off) and sell, merge or otherwise transfer all or substantially all of the Flash Business within such twelve (12)-month period, then such twelve (12)-month period shall be extended until the earlier of the consummation of such spin-off/split-off and sale, merger or transfer or the termination of the definitive agreement; and provided further that, if such spin-off/split-off (including pursuant to the Spin-Off) and sale, merger or transfer is consummated within such twelve (12)-month period, or if such definitive agreement is terminated within such twelve (12)-month period, then such twelve (12)-month period shall be limited and shall end upon the consummation of such transaction or the termination of the agreement, as applicable. Notwithstanding the foregoing, WDC shall use its commercially reasonable efforts to determine, in reasonable consultation with Elliott, whether the acquisition of any additional shares of Common Stock or any other Company Securities that would otherwise be prohibited hereunder would reasonably be expected to prevent WDC from obtaining a “will” level tax opinion from its advisors that the Spin-Off (or other relevant spin-off or split-off) would not be taxable pursuant to Section 355(e) of the Code. If WDC reasonably determines that such acquisition would not have such impact, then such acquisition shall not be subject to this paragraph (the provisions of this paragraph 1, the “Standstill”).

2.

During the Standstill Period, WDC and Elliott shall each refrain from making, and shall cause its respective controlling and controlled (and under common control) affiliates and its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the U.S. Securities Exchange Commission or through the press or media, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of Elliott and its Covered Persons, Western Digital or any of its affiliates, subsidiaries or advisors, or any of its or their respective current, former or future Covered Persons, and (b) in the case of statements or announcements by Western Digital and its Covered Persons, Elliott or any of its affiliates or advisors, or any of its or their respective current, former or future Covered Persons. The foregoing shall not (i) restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other party hereto) from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, or (ii) apply to any private communications between Elliott, its affiliates and its and their respective Covered Persons, on the one hand, and any of WDC, its affiliates and its and their respective Covered Persons, on the other hand.

3.

Prior to the 2025 Annual Stockholder Meeting, as long as the Minimum Condition and the Elliott Affiliated Representative Condition are met, Elliott will have the right to select one individual (the “Elliott Director”) for appointment to the Board, which individual shall be acceptable to WDC (WDC’s acceptance not to be unreasonably withheld, conditioned, or delayed). The Board and all applicable committees thereof will take such actions as are necessary to appoint the Elliott Director to the Board as promptly as practicable. All committee assignments will be provided to the Elliott Director as determined by the Nominating and Governance Committee after consultation with the Elliott Director (and subject to applicable legal requirements, including stock exchange corporate governance rules). If any Elliott Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the 2025 Annual Stockholder Meeting, subject to the Minimum Condition and the Elliott Affiliated Representative Condition being met, Elliott and WDC will cooperate in good faith to select, and the Board and all applicable committees thereof will take such actions as are necessary to appoint to the Board, a substitute director mutually agreed upon between the Parties; provided, however, that if Elliott identifies and proposes an employee of Elliott or its affiliates to serve as the substitute director, WDC’s agreement to such person shall not be unreasonably withheld, conditioned, or delayed. In the event that Elliott seeks to exercise its right to the appointment of the Elliott Director, or a substitute director under the immediately preceding sentence, Elliott will provide a written certification to WDC that Elliott satisfies the Minimum Condition upon appointment. Upon the occurrence of the Fall-Away of Board Rights, at the written request of the Board, the Elliott Director or substitute director, as applicable, shall resign, and Elliott shall cause the Elliott Director or substitute director, as applicable, promptly to resign, from the Board and each committee such director serves on, effective as of the date of the Fall-Away of Board Rights, and Elliott shall no longer have any designation and nomination rights under this Agreement.

4.	The Elliott Director shall, at the time of his or her nomination or appointment as a director and at all times thereafter until such individual ceases to serve as the Elliott Director:

(a)

meet and comply with any and all policies, procedures, processes, codes, rules, standards and guidelines of WDC applicable to all non-employee Board members, including WDC’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(b)	to the extent applicable, meet and comply with any requirements under applicable law or stock exchange listing rules for membership on the applicable committee of the Board;

(c)	not be subject to any order, decree or judgment of any governmental authority prohibiting service as a director of any public company;

(d)

not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Competitor (unless otherwise agreed to by the governance committee of the Board); and

(e)

to the extent such attendance would reasonably be expected to present an actual or likely conflict of interest for the Elliott Director in the good faith opinion of the Board or the applicable committee thereof, waive notice of and recuse himself or herself from any meetings, deliberations or discussion of the Board or any committee thereof, as applicable, regarding any Investment Transaction Document, the Investment Transactions (other than a Spin-Off or Subsequent Transaction) or any other transactions involving the Investor Parties.

5.

WDC shall at all times provide the Elliott Director (in his or her capacity as a member of the Board) with the same rights to indemnification and exculpation that it provides to other members of the Board. In addition, in his or her capacity as a member of the Board or any applicable committee of the Board on which he or she formally serves as a member, the Elliott Director shall be entitled to receive, unless waived by the Elliott Director, (a) any and all applicable director and committee fees and compensation that are payable to WDC’s non-management directors as part of WDC’s director compensation plan, and (b) reimbursement of all reasonable, documented out-of-pocket expenses that he or she incurs in connection with performing Board and any applicable committee duties consistent with WDC’s expense reimbursement policy applicable to non-management directors.

6.

WDC shall maintain directors’ and officers’ liability insurance as determined by the Board. WDC acknowledges and agrees that any Elliott Director who is a partner, member, employee, or consultant of Elliott and/or any of its affiliates (each, an “Elliott Entity”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the applicable Elliott Entity (collectively, the “Elliott Indemnitors”). WDC acknowledges and agrees that WDC shall be the indemnitor of first resort with respect to any indemnification, advancement of expenses and/or insurance provided in the certificate of incorporation, bylaws or any other organizational documents (collectively, the “Organizational Documents”) of WDC and/or any of its subsidiaries and/or any indemnification agreements to any Elliott Director in his or her capacity as a director of WDC or any of its subsidiaries (such that WDC’s obligations to such indemnitees in their capacities as directors are primary and any obligation of the Elliott Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnitees are secondary). Such indemnitees shall, in their capacities as directors, be entitled to all the rights to indemnification, advancement of expenses and entitled to insurance to the extent provided under (a) Organizational Documents of WDC and/or any of its subsidiaries in effect from time to time and/or (b) such other agreement, if any, between WDC and/or any of its subsidiaries, on the one hand, and such indemnitees, on the other hand, without regards to any rights such indemnitees may have against the Elliott Indemnitors. No advancement or payment by the Elliott Indemnitors on behalf of such indemnitees with respect to any claim for which such indemnitees have sought indemnification, advancement of expenses or insurance from WDC in their capacities as directors shall affect the foregoing and the Elliott Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitees against WDC and/or its applicable subsidiaries.

7.

WDC acknowledges that (a) certain directors, principals, officers, employees, members, partners and/or other representatives of Elliott or any Elliott Entity, or of investment funds or vehicles affiliated with an Elliott Entity or any of its respective affiliates may be an Elliott Director and, accordingly, serve as a director of WDC, and (b) each of Elliott or investment funds or vehicles affiliated with Elliott may now engage, may continue to engage, and/or may, in the future, decide to engage, in the same or similar activities or related lines of business as those in which WDC or any of its subsidiaries, directly or indirectly, now engage or may engage and/or other business activities that overlap with, are complementary to or compete with those in which WDC or any of its subsidiaries, directly or indirectly, now engage or may engage. In recognition and anticipation of the foregoing, the provisions of this paragraph 7 are set forth to regulate and define the conduct of certain affairs of WDC and its subsidiaries with respect to certain classes or categories of business opportunities as they may involve Elliott or any of its affiliates and the powers, rights, duties and liabilities of WDC, its subsidiaries, and their respective directors, officers and stockholders in connection therewith. To the fullest extent permitted by applicable Law, WDC, on behalf of itself and each of its subsidiaries, hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate (or analogous) or business opportunity for Elliott or any of its affiliates, or any Elliott Director (collectively, “Identified Persons” and, individually, an “Identified Person”) and WDC or any of its affiliates. To the fullest extent permitted by applicable Law, in the event that any Identified Person acquires knowledge of a potential transaction or other corporate (or analogous) or business opportunity which may be a corporate (or analogous) or business opportunity for itself, herself or himself and WDC or any of its affiliates, such Identified Person shall have no duty to communicate, offer or otherwise make available such transaction or other corporate (or analogous) or business opportunity to WDC or any of its affiliates and shall not be liable to WDC or its stockholders or to any affiliate of WDC for breach of any purported fiduciary duty solely by reason of the fact that such Identified Person pursues or acquires such corporate (or analogous) or business opportunity for itself, herself or himself, or offers or directs such corporate (or analogous) or business opportunity to another person (including any affiliate of such Identified Person). WDC, on behalf of itself and each of its subsidiaries, (x) acknowledges that the Identified Persons may now own, may continue to own, and from time to time may acquire and own, investments in one or more other entities (each such entity, a “Related Company” and all such entities, collectively, “Related Companies”) that are direct competitors of, or that otherwise may have interests that do or could conflict with those of, WDC, any of its subsidiaries, any of WDC’s stockholders or any of their respective affiliates, and (y) agree that (A) the enjoyment, exercise and enforcement of the rights, interests, privileges, powers and benefits granted or available to the Identified Persons under this Agreement shall not be in any manner reduced, diminished, affected or impaired, and the obligations of the Identified Persons under this Agreement (if any) shall not be in any manner augmented or increased, by reason of any act, circumstance, occurrence or event arising from or in any respect relating to (1) the ownership by an Identified Person of any interest in any Related Company, (2) the affiliation of any Related Company with an Identified Person or (3) any action taken or omitted by any Related Company or an Identified Person in respect of any Related Company, (B) no Identified Person who is not an Elliott Director shall, by reason of such ownership, affiliation or action, become subject to any fiduciary duty to WDC, any of its subsidiaries, any of WDC’s stockholders or any of their respective affiliates, (C) none of the duties imposed on an Identified Person who is not an Elliott Director, whether by contract or law, do or shall limit or impair the right of any Identified Person lawfully to compete with WDC, any of its subsidiaries, any of WDC’s stockholders or any of their respective affiliates as if the Identified Persons were not a party to this Agreement, and (D) to the fullest extent permitted by Delaware Law, the Identified Persons are not and shall not be obligated to disclose to WDC, any of its subsidiaries, any of WDC’s stockholders or any of their respective affiliates any information related to their respective businesses or opportunities, including acquisition opportunities, or to refrain from or in any respect to be restricted in competing against WDC, any of its subsidiaries, any of WDC’s stockholders or any of their respective affiliates in any such business or as to any such opportunities, or from negotiating, evaluating and/or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other diversified basket of securities which may contain or otherwise reflect the performance of any securities of WDC and its affiliates.

8.	For purposes of this Agreement:

(a)	“Action” means a legal or administrative proceeding, suit, audit, charge, claim, investigation, arbitration or action

(b)

“affiliates” has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that “affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated under the Exchange Act), provided, further, that Elliott’s “affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of Elliott or any of Elliott’s Associates.

(c)	“Annual Stockholder Meeting” means the annual meeting of stockholders of Western Digital for the referenced year.

(d)	“Associates” means:

(A) with respect to Western Digital’s Associates, (i) Western Digital’s, Western Digital’s joint venture with Kioxia Holdings Corporation, or their respective affiliates’ directors, officers, employees, representatives, financing sources, consultants, accountants, attorneys and advisors, and (ii) any other person whom Elliott has authorized in advance in writing (including by e-mail) (and which, in the case of third party representatives, may be identified on an entity-level basis); and

(B) with respect to Elliott’s Associates, Elliott’s controlled affiliates (for the avoidance of doubt, not including Toshiba Corporation and its affiliates, including Kioxia Holdings Corporation), advisors (including attorneys, accountants, consultants and financial advisors) of any of the foregoing and Elliott’s and their respective directors, officers, partners (excluding limited partners), employees and agents.

(e)	“beneficial owner,” “beneficially own” and “beneficial ownership” shall have the respective meanings set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act.

(f)	“Board” means the board of directors of WDC.

(g)	“Closing” means the closing of the sale and purchase of the shares of Preferred Stock pursuant to the Investment Agreement.

(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(i)	“Common Stock” means WDC’s common stock, par value $0.01 per share.

(j)

“Company Securities” means (i) outstanding shares of capital stock of, or other equity or voting interests in, WDC, (ii) outstanding securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, WDC other than obligations under the WDC stock plans, (iii) outstanding options, warrants, rights or other commitments or agreements to acquire from WDC or any subsidiary, or that obligate WDC or any subsidiary to issue, any capital stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, WDC other than obligations under the WDC stock plans, and (iv) obligations of WDC or any subsidiary to grant, extend or enter into any subscription, warrant, right, debt, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, WDC.

(k)

“Competitor” means any transferee listed on Exhibit D of the Investment Agreement and its controlled affiliates, which list may be updated in writing from time to time by the Board with respect to additional bona fide competitors of WDC.

(l)	“Effective Date” means January 31, 2023.

(m)

“Elliott Affiliated Representative Condition” means Elliott must satisfy each of the following conditions: (i) if having an Elliott employee or affiliate serving on the Board is reasonably determined by WDC (in consultation with its counsel) to be prohibited under Section 8 of the Clayton Act of 1914, then the Elliott Director will not be an employee or affiliate of Elliott and (ii) the Elliott Director shall have delivered customary documents, such as D&O questionnaires and agreement to customary WDC policies such as confidentiality and securities trading policies, to the extent that WDC’s independent directors are requested to sign such documents.

(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(o)	“Fall Away of Board Rights” means the first day on which the Minimum Condition is not met.

(p)	“Flash Business” means the “Flash” operating segment of WDC described in WDC’s Form 10-K for the fiscal year ended July 1, 2022.

(q)	“Fundamental Change” shall have the meaning set forth in the Certificate of Designation.

(r)

“Hedging Arrangement” means any “short sale” (as defined in Rule 200 of Regulation SHO under the Exchange Act) of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a “short sale” (as defined in Rule 200 of Regulation SHO under the Exchange Act) of or the purpose of which is to offset the loss which results from a decline in the market price of, any Preferred Stock (or any Common Stock issued upon conversion of any Preferred Stock), or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the Preferred Stock or Common Stock.

(s)	“Investment Agreement” means that certain investment agreement, dated January 31, 2023, by and between Western Digital and Elliott.

(t)

“Investment Transaction Documents” means the Investment Agreement, the Certificate of Designations, the Registration Rights Agreement and all other documents, certificates or agreements executed in connection with the transactions contemplated by the Investment Agreement, the Certificate of Designations and the Registration Rights Agreement.

(u)

“Investment Transactions” means the transactions expressly contemplated by the Investment Agreement and the other Transaction Documents; provided, that, for the avoidance of doubt, “Transactions” shall not include a Spin-Off or any Subsequent Transaction.

(v)	“Investor Parties” means Elliott and each of its affiliates to whom shares of Preferred Stock or Common Stock are transferred in accordance with the terms of the Investment Agreement.

(w)

“Minimum Condition” means that Elliott and its affiliates have aggregate net long economic exposure equal to at least 9,041,591 shares of Common Stock, including but not limited to such number of shares of Common Stock issuable upon conversion of shares of Preferred Stock without regard to any restrictions on Elliott’s or its affiliates’ right to convert shares of the Preferred Stock (including under Section 5.08 of the Investment Agreement).

(x)

“Permitted Loan” means a total return swap or a bona fide loan or other financing arrangement, including pledging, hypothecating or otherwise granting a security interest in shares of Preferred Stock and/or shares of Common Stock issued upon conversion of shares of Preferred Stock to one or more lending institutions as collateral or security for any bona fide loan, advance or extension of credit and any transfer upon foreclosure (or in lieu of foreclosure) upon such shares of Preferred Stock or Common Stock.

(y)

“person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

(z)	“Preferred Stock” means WDC’s Series A Convertible Perpetual Preferred Stock, par value $0.01 per share.

(aa)	“Proposed Securities” means the securities proposed to be issued pursuant to the Investment Agreement.

(bb)	“Registration Rights Agreement” means that certain Registration Rights Agreement, entered into by the Company and Elliott, dated January 31, 2023.

(cc)

“Representatives” means, with respect to any person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

(dd)

“Spin-Off” means the consummation of a separation of all or substantially all of the Flash Business through a contribution, directly or indirectly, of the applicable assets and liabilities of such business and/or through a contribution, directly or indirectly, of the applicable legal entities comprising such business to a wholly-owned subsidiary of WDC and the distribution of all of the outstanding equity securities of such subsidiary to the holders of Common Stock as of a record date to be determined by the Board, in each case of the foregoing, in a transaction qualifying under Section 355 or Section 361 of the Code, together with any transactions related thereto or contemplated thereby (it being understood that such a distribution shall be a Spin-Off only to the extent that WDC has obtained a Tax Opinion or Ruling with respect to such distribution).

(ee)

“Standstill Period” means the period from and after the Effective Date until January 31, 2024; provided that, (x) if WDC enters into a definitive agreement with respect to a Subsequent Transaction before January 31, 2024, then the Standstill Period shall be extended until the earliest of (A) the consummation of such Subsequent Transaction, (B) the termination of the definitive agreement with respect to such Subsequent Transaction and (C) the day following the 2024 Annual Stockholder Meeting and (y) Elliott will be subject to the Standstill during any period commencing on the date on which an Elliott Director joins the Board and ending on the forty-fifth (45th) day following the date on which such Elliott Director is no longer serving on the Board; provided, that, in each case, the Standstill Period shall immediately terminate and expire (and the Standstill shall cease to apply and shall be of no further force and effect) at the earlier of: (i) WDC entering into a definitive written agreement to consummate a Fundamental Change (regardless of the form of such transaction) and (ii) the Board approving (or, in the case of a tender or exchange offer, failing to recommend against such tender or exchange offer within ten (10) Business Days of the commencement thereof) a transaction that, if consummated, would result in a Fundamental Change.

(ff)

“Subsequent Transaction” means a spin-off or split-off (including the Spin-Off) which is followed by the sale, merger, combination or other transfer of all or substantially all of the Flash Business, in one or more related transactions, to or with a Third Party.

(gg)

“Tax Opinion or Ruling” means a “will” level opinion from national recognized tax counsel reasonably acceptable to Elliott or a U.S. Internal Revenue Service private letter ruling to the effect that a distribution meets the requirements of Section 355 or Section 361, as the case may be, and is not a distribution to which Section 355(d) or (e) applies.

(h)	“Third Party” means a person other than Elliott and each of its affiliates.

9.	The Parties’ obligations under this Agreement will terminate effective upon the termination of the Standstill Period, except as otherwise specifically provided herein.

10.

This Agreement sets forth the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them with respect to the subject matter hereof. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver, nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.

This Agreement is made under and shall be construed according to the laws of the State of Delaware, excluding that body of Delaware law concerning conflicts of law. Each of the Parties (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal, or other state courts located in Wilmington, Delaware), (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such courts, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.

12.

All modifications to this Agreement must be made in writing and must be signed by each of the Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party. References to specified rules promulgated by the Securities and Exchange Commission shall be deemed to refer to such rules in effect as of the date of this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

Very truly yours,

WESTERN DIGITAL CORPORATION

By:	/s/ Michael. C Ray
	Name:	Michael C. Ray
	Title:	Executive Vice President, Chief Legal Officer and Secretary

Accepted and Agreed as of the Effective Date:

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

[Signature Page to Amended and Restated Letter Agreement]

Exhibit 1

(Agreement)